Exhibit 3.2

OPERATING AGREEMENT

OF

DPL LLC

This Operating Agreement (this “Agreement”) of DPL LLC, an Ohio limited liability company (the “Company”), is entered into effective as of April 3, 2025, by and between the Company and AES DPL Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”), pursuant to the provisions of the Ohio Revised Limited Liability Company Act (the “Act”).

WHEREAS, the Company, formerly known as DPL Inc., an Ohio corporation, was converted to a limited liability company on April 3, 2025; and

WHEREAS, the Member agrees that the membership in, and management of, the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member and the Company agree as follows:

ARTICLE I
ORGANIZATION

Section 1.1  Formation.  The Company has been converted from an Ohio corporation to an Ohio limited liability company by the filing of a Certificate of Conversion and Articles of Organization in the Office of the Secretary of State of the State of Ohio under and pursuant to Section 1706.72 of the Act.

Section 1.2  Name.  The name of the Company is DPL LLC, or such other name as the Member may determine from time to time, and all Company business shall be conducted in such name or such other names that comply with applicable law and as the Member may designate from time to time.

Section 1.3  Registered Office; Registered Agent; Principal Office.  The registered office of the Company in the State of Ohio shall be 1065 Woodman Drive, Dayton, OH 45432, or at such other location as the Officers (as hereinafter defined) may from time to time agree.  The registered agent at such address for service of process on the Company in the State of Ohio shall be Brian Hylander, or such other person or persons as the Officers may designate from time to time in the manner provided by law.

Section 1.4  Purpose.  The purpose of the Company is to (a) engage only in (and to cause its Significant Subsidiaries to engage only in) (i) those types of businesses and other activities in which the Company or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged on the effective date of this Agreement (including, without limitation, any geographic or other expansion of such businesses or activities), and (ii) any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities; provided, that, notwithstanding the foregoing, the Company may enter into any additional business operations from time to time in the future if, prior to doing so, it shall have obtained written confirmation from each of the Rating Agencies that the entering into of such new businesses will not result in a Ratings Downgrade; and (b) engage in any and all activities or enter into any and all agreements, instruments or certificates necessary or incidental to the foregoing or as otherwise provided for in this Agreement (collectively, the “Permitted Activities”).  The Company shall not engage in any activity (including incurring any indebtedness for borrowed funds) that is not a Permitted Activity.  As used in this Agreement: (x) “Significant Subsidiary” means, at any particular time, any subsidiary entity of the Company whose gross assets or gross revenues (having regard to the Company’s direct and/or indirect beneficial interest in the capital stock or other equity interests of that Subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the Company; (y) “Rating Agency” means (i) Standard & Poor’s, (ii) Moody’s, and (iii) Fitch, any of their respective subsidiaries or successors, or, in any case, if such person ceases to rate the senior long-term debt of the Company for reasons outside the control of the Company, any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) selected by the Company as a replacement Rating Agency, and (z) “Ratings Downgrade” means a lowering by all of the Rating Agencies of the rating assigned to the senior long-term debt of the Company below investment grade by such Rating Agency.

Section 1.5  Term.  The term of the Company shall be perpetual and shall continue until terminated or dissolved in accordance with the terms hereof or the provisions of the Act.

ARTICLE II
MEMBERS; OWNERSHIP

Section 2.1  Members.  The Member owns 100% of the membership interests in the Company.  The name and the mailing address of the Member are as follows:

Name	Address
AES DPL Holdings, LLC	1065 Woodman Drive, Dayton, OH 45432

Section 2.2  Additional Members.  One or more additional members may be admitted to the Company with the written consent of the Member.  Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect that the Company shall have such additional members.  Each additional member shall execute and deliver a joinder, supplement, or counterpart to this Agreement, as necessary.

Section 2.3  Form of Certificates.  Each Member shall be entitled to receive a certificate substantially similar in form to the certificate attached hereto as Exhibit A or such other form as prescribed by the Directors (each, a “Director”, which is defined as a member of the Board elected as provided in Section 4.2) and by any applicable law, which certificate shall certify the interest of such Member in the Company.

Section 2.4  Assignment.  The Member may assign or pledge its membership interest in the Company pursuant to a duly executed transfer or assignment certificate substantially similar in form to the Assignment of Membership Interest provided in Exhibit A.

Section 2.5  Membership Interests as Securities.  All membership interests in the Company shall be “securities” within the meaning of, and be governed by, the provisions of Article 8 of the Uniform Commercial Code (including, without limitation, Section 1308.02 thereof) as in effect from time to time in the State of Ohio (the “Ohio UCC”), and the Company “opts-in” to such provisions of Chapter 1308 of the Ohio UCC.

Section 2.6  Liability to Third Parties.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall always and hereafter be solely the debts, obligations, and liabilities of the Company and the Member shall not have any personal liability for any obligation of the Company, whether such obligations arise in contract, tort or otherwise, except to the extent that any such obligations are expressly assumed in writing by the Member.

ARTICLE III
CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

Section 3.1  Capital Contributions.  The Member may contribute cash, property, or services as it may from time to time determine.  Except as required by law, the Member shall have no obligation to make additional capital contributions to the Company.

Section 3.2  Share of Profits and Other Compensation to be Received by the Member.  The Member shall be entitled to all of the profits, losses and distributions of the Company.

Section 3.3  Capital Accounts.  A capital account shall be maintained in a manner prescribed by the Member.

ARTICLE IV
MANAGEMENT

Section 4.1  Management of Company.  As provided in this Agreement, all management powers over the business and affairs of the Company shall be vested in a Board of Directors (the “Board”) which Board shall collectively constitute “managers” of the Company within the meaning of the Act, and, subject to the direction of the Board, the Officers.  Except as specifically provided in this Agreement, the authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Ohio General Corporation Law.  Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.  In addition to the powers that now or hereafter can be granted to directors under the Act and to all other powers granted under any other provision of this Agreement, the Board (subject to Section 4.2) and the Officers (subject to Section 4.3 and the direction of the Board) shall have full power and authority to do all legal things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

Section 4.2  The Board of Directors.

(a)   Number; Term of Office; Qualifications; Vacancies.  The number of Directors that shall constitute the whole Board shall be three or as otherwise fixed from time to time by resolution of the Board.  Directors shall be elected by the Member to hold office, subject to Sections 4.2(b) and 4.2(c), until their respective successors are elected and qualified.  Vacancies in the Board created by death, resignation or removal of Directors and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the remaining Directors, although less than a quorum, or by the sole remaining Director.

(b)   Resignation.  Any Director may resign at any time by giving written notice of such resignation to the Board or the President or the Secretary of the Company.  Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board or one of the above-named Officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.  When one or more Directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereof to take effect when such resignation or resignations shall become effective.

(c)   Removal.  Any Director may be removed, with or without cause, by the Member.

(d)   Regular Meetings; Notice.  Regular meetings of the Board may be held at such time and at such place as the Board may from time to time prescribe.  Notice of such meeting stating the date, time and place thereof shall be given (i) by mail, overnight delivery service, or any other means of communication authorized by the Director at least two days before the meeting; or (ii) personally or by telephone not later than the day before the date on which such meeting is to be held.  Meetings of the Directors may be conducted in person or by any method of communication which permits all Directors to hear each other and participate in the meeting.

(e)   Special Meetings; Notice.  A special meeting of the Board may be called at any time by the President or any person acting in the place of the President and shall be called by the President or by the Secretary upon receipt of a written request to do so specifying the matter or matters appropriate for action at such a meeting that are proposed to be presented at the meeting and signed by at least two Directors.  Any such meeting shall be held at such time and at such place, within or without the State of Ohio, as shall be determined by the body or person calling such meeting.  Notice of such meeting stating the date, time and place thereof shall be given (i) by mail, overnight delivery service, or any other means of communication authorized by the Director at least two days before the meeting; or (ii) personally or by telephone not later than the day before the date on which such meeting is to be held.  The notice need not specify the purposes of the meeting.

(f)   Quorum.  At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum for the transaction of business.  In the absence of a quorum, a majority of the Directors who are present (or if only one be present, then that one) may adjourn the meeting, from time to time, without notice other than announcement at that meeting, until such time as a quorum is present.  Except as otherwise required by this Agreement, the vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

(g)   Informal Action By Directors.  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if consented to or approved, in writing, by electronic transmission or by other means permitted by law, by Directors then in office, having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all Directors then in office and entitled to vote thereon were present and voted.

(h) Waiver of Notice.  Notice of any meeting of the Board may be waived in writing, either before or after the holding of such meeting, by any Director, which writing shall be filed with or entered upon the records of the meeting.  An electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by the Director and that contains a waiver by that person is a writing.  The attendance of any Director at any meeting of the Board without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall be deemed to be a waiver by him or her of notice of such meeting.

(i) Committees.  The Board may at any time elect three or more of their number as an executive committee or other committees, which shall, in the interval between meetings of the Board, exercise such powers and perform such duties as may from time to time be prescribed by the Board.  Any such committee shall be subject at all times to the control and direction of the Board.  Unless otherwise ordered by the Board, any such committee may act by a majority of its members at a meeting or by a writing or writings signed by all its members.  An act or authorization of an act by any such committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the Board, but no such committee shall have the power or authority in reference to the filling of vacancies among the Directors or in any committee of the Directors.  The committee shall keep regular minutes of their proceedings and report the same to the Board when required.

Section 4.3  Officers.

(a)   Election; Delegation of Authority.  The officers of the Company (the “Officers”) shall be elected by the Board, may include a Chairman of the Board and shall include a President, a Treasurer, a Secretary, and such other positions as the Board may deem necessary or desirable.  Unless otherwise designated by the Board, any such Officer shall have the titles, powers, authority and duties as are generally understood to be consistent with such office.  Any one or more offices may be held by the same person, except those of President and Vice President.  The names of the Officers of the Company shall be recorded in the minutes of the Board meeting wherein they were elected or in the Board’s written consent to the election of Officers.  Any action taken by an Officer designated by the Board shall constitute the act of and serve to bind the Company.  In dealing with the Officers acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the officers to bind the Company.  Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

(b)   Chairman of the Board; Presiding Officer.  The Chairman of the Board shall be chosen from among the Directors and the Board shall designate either the Chairman of the Board or the President as the Chief Executive Officer of the Company.  Other officers of the Company need not be Directors.  The Chairman of the Board, if one be elected, shall preside at all meetings of the Board.  The President shall preside at all meetings of the Board at which the Chairman of the Board is not present.  In the absence or disability of the Chairman of the Board, or in the event the Board has not elected a Chairman, the duties of the office of the Chairman of the Board shall be performed by the President.

(c)   Term of Office.  Officers of the Company shall hold office until their successors are chosen and qualified.

(d)   Resignation.  Any Officer may resign at any time by giving written notice of such resignation to the Board or the President or the Secretary of the Company.  Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board or one of the above-named Officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e)   Removal.  Any Officer may be removed at any time, with or without cause, by the Member or by the affirmative vote of the majority of the Board.

(f)   Vacancies.  A vacancy however caused in any office of the Company may be filled for the unexpired portion of the term in the manner provided in this Agreement for election or appointment of such office.

(g)   Powers of Attorney.  The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

Section 4.4  Indemnification; Limitation of Liability.

(a)   Indemnification.  The Company shall indemnify any Director, Officer, employee or agent, or any former director or officer of the Company and any person who is or has served at the request of the Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) against any and all losses, liabilities, damages, judgments, fines and amounts paid in settlement, and expenses, including attorney fees, actually and reasonably incurred by him or her, by reason of the fact that he or she is or was such director, officer, incorporator, trustee employee or agent, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.  The indemnification provided herein shall not be deemed to restrict the right of the Company to (a) indemnify employees, agents and others as permitted by law, (b) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Company as contemplated herein, and

(c) enter into agreements with such Directors, Officers, employees, agents or others indemnifying them against any and all liabilities asserted against them or incurred by them arising out of their service to the Company as contemplated herein.  Any amendment, repeal or modification of the foregoing provisions of this Section 4.4(a) shall not adversely affect any right or protection of any person entitled to indemnification hereunder existing at the time of such amendment, repeal or modification.

(b)   Limitation of Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Officer, Director, employee or agent of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Officer, Director, employee or agent of the Company.

ARTICLE V
TAXES; BOOKS AND REPORTS

Section 5.1  Tax Status.  Unless otherwise determined by the Member, as long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election that is inconsistent with such tax treatment.  Unless otherwise determined by the Member, all provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

Section 5.2  Fiscal Year.  The fiscal year of the Company shall end on the 31st day of December of each year or such other date as the Member may from time to time determine.

ARTICLE VI
DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 6.1  Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a)   the written consent of the Member; or

(b)   the entry of a decree of judicial dissolution under Section 1706.47(E) of the Act.

Section 6.2  Liquidation and Termination.  On dissolution of the Company, the Member shall appoint one or more persons as liquidators of the Company.  The liquidators shall forthwith commence the winding up of the Company’s business and the liquidation of its property.  All proceeds from the sale or disposition of the property of the Company shall, to the maximum extent permitted by law, be applied as follows:

(a)   All of the Company’s debts and liabilities shall be paid and discharged in the order of priority provided by law; and

(b)   The balance shall be distributed to the Member.

The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator(s) shall continue to operate the Company properties with all the power and authority of the Officers hereunder.

Section 6.3  Cancellation of Filings.  Upon completion of the distribution of Company assets as provided in Section 6.2 hereof, the Company is terminated, and the Officers shall file a Certificate of Dissolution with the Secretary of State of the State of Ohio and shall take such other actions as may be necessary to terminate the Company.

ARTICLE VII
COVENANTS

Section 7.1  Business of the Company.  The Company shall:

(a)   conduct its own business in its own name and through its duly authorized officers, agents or other representatives, shall not share any graphical common logo with any individual, a corporation, a partnership, limited liability company, association, trust or any other entity or organizations, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”), shall hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person or entity, and correct any known misunderstanding regarding its separate existence and identity;

(b)   maintain limited liability company records separate from those of any other Person, and invoices, stationary and business forms, if any, that are separate and distinct from those of any other Person;

(c)   file its own tax returns or participate in a joint/consolidated return or any tax sharing agreement, in each case, if applicable;

(d)   pay from its own assets all obligations of any kind incurred by it;

(e)   not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(f)   take all appropriate action necessary to maintain its existence in good standing under the laws of the State of Ohio;

(g)   observe, practice and adhere to all customary and organizational formalities, including those formalities required by this Agreement and the Act, and maintain current minute books, records and accounts separate from those of any other Person;

(h)   observe strictly all organizational and procedural matters and formalities required by its constitutive, organizational and formative documents, this Agreement, and the Act;

(i)   observe limited liability company formalities in its dealings with each of its Affiliates (as hereinafter defined) and maintain arm’s-length relationships with each of its Affiliates;

(j)   enter into any business transaction with any of its Affiliates only on arm’s-length terms that are not materially more or less favorable to it than the terms and conditions that could have been obtained, under similar circumstances, from unaffiliated Persons;

(k)   not guarantee the debts of any of its Affiliates, pledge, or grant a security interest in or lien upon, its assets for the benefit of any of its Affiliates, be or hold itself out to be responsible for the debts of any of its Affiliates or the decisions or actions respecting the daily business and affairs of any of its Affiliates;

(l)    cause its assets and liabilities to be separately identified and segregated from the assets and liabilities of any other Person;

(m)   hold all of its assets at all times in its own name or on its behalf and, if held on its behalf by another Person, cause such assets to be kept identifiable (in accordance with customary usages) as assets owned by the Company;

(n)   manage its business and affairs by or under the direction of the Board as designated by this Agreement;

(o)   ensure that the Board duly authorizes its actions as required hereunder;

(p)   not commingle or pool its funds or other assets with those of its Affiliates or any other Person, and not maintain joint bank accounts or other depository accounts to which it has independent access with any Affiliate or any other Person;

(q)   fairly compensate the Directors and Officers from its own funds for time spent working on its business or affairs;

(r)   maintain stationery through which all business correspondence and communication are conducted, in each case separate from those of its Affiliates or any other Person;

(s)   to the extent payments are made by checks, have checks in its own name;

(t)   not grant sureties, bonds, comfort letters or assume any other form of joint or several liability for the obligations of any of its Affiliates or any other Person; and

(u)   maintain its financial statements such that, to the extent any interest in the Company or its assets is reflected in such financial statements, (i) an appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company from a Parent (as hereinafter defined) or Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Parent or any other person, except to the extent permitted pursuant to the last paragraph of this Section 7.1 with respect to the

Company’s own direct or indirect subsidiaries, in which case no such notation shall be required, and (ii) such assets are also listed on the Company’s own separate balance sheet.

Notwithstanding any of the foregoing, the Company may take any action otherwise prohibited under clauses (e), (k), (p) and (t) of this Section 7.1 if such action is taken with respect to the Company’s own direct or indirect subsidiaries, and the Company’s own direct and indirect subsidiaries may take any such action if such action is taken with respect to the Company or other direct or indirect subsidiaries of the Company.

Section 7.2  Distributions.  The Company shall have the power to make or pay distributions to the Member, subject to the limitations set forth in Section 7.3 hereof.  The Board may base a determination that a distribution is not prohibited under the limitation contained in the preceding sentence either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Section 7.3  Lender Covenants.

(a)   Distributions and Intercompany Loans.  The Company shall not (i) declare, recommend, make or pay any Distribution to any of its members or (ii) make any intercompany loan to any of its Affiliates (other than the Company or any of its direct or indirect subsidiaries) unless there exists no Event of Default and no such Event of Default will result from the making of such Distribution or intercompany loan and either: (x) at the time and as a result of such Distribution or intercompany loan, the Company’s Leverage Ratio does not exceed 0.67:1, and the Company’s Interest Coverage Ratio is not less than 2.5:1; or (y) if the Company is not in compliance with the foregoing ratios, at such time its senior long-term debt rating from a Rating Agency is at least investment grade.

(b)   Compliance Certificate.  Prior to making any Distribution or intercompany loan described in this Section 7.3, the Board shall confirm that such Distribution or intercompany loan complies with the terms of this Section 7.3, provided that, in the case of a Distribution or intercompany loan to be made under the circumstances described in clause (x) in Section 7.3(a), the Board shall have first obtained a compliance certificate from an officer of the Company that, at the time and after giving effect to such Distribution or intercompany loan, the Company is in compliance with the Leverage Ratio and the Interest Coverage Ratio set forth in clause (x) in Section 7.3(a); provided further that the foregoing approval will not be required in the case of intercompany loans if the aggregate amount of intercompany loans outstanding at any one time does not exceed $20 million.

(c)   Limitations.  The foregoing limitation on Distributions and intercompany loans shall cease to be in effect if the Rating Agencies confirm that without the limitations contained in this Section 7.3, there would not result a Ratings Downgrade.  If the limitation on Distributions and intercompany loans set forth in this Section 7.3 ceases to be in effect, the Company will be under no obligation to reinstate such limitation or otherwise observe its terms in the event such ratings are thereafter lowered or withdrawn.

(d)   Definitions.  As used in this Agreement, the following terms have the meanings ascribed below:

“Affiliate” means, with respect to a specified Person (as defined below), any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of voting securities, by contract or otherwise).

“Capitalized Lease Obligations” means all lease obligations of the Company and its Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

“Consolidated Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries but excluding the current portion of long term Indebtedness which would otherwise be included in it, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt” means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Permitted Debt, Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of the Company and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

“Consolidated EBITDA” means, for any period, the sum of the amounts for such period of the Company’s (i) Consolidated Net Income, (ii) distributions paid, accrued or scheduled to be paid in respect of any Preferred Securities or other membership interests to the extent deducted in calculating Consolidated Net Income, (iii) Consolidated Interest Expense plus (x) interest paid, accrued or scheduled to be paid or to be accrued in respect of any Permitted Debt, and (y) interest expense related to Company-owned life insurance, (iv) income taxes and deferred taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (v) depreciation expense, (vi) amortization expense, and (vii) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (excluding interest expense related to Permitted Debt and Company-owned life insurance and including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by the Company and each of its Subsidiaries during such period, excluding, however, any amount of such interest of any Subsidiary of the Company if the net income (or loss) of such Subsidiary is excluded from the calculation of Consolidated Net Income for such Subsidiary pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net operating income (or loss) of such Subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that the Company has any Subsidiary that is not a wholly owned Subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such Subsidiary multiplied by the quotient of (A) the number of shares of outstanding common stock of such Subsidiary not owned on the relevant Measurement Date by the Company or any Subsidiary of the Company divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the relevant Measurement Date.

“Consolidated Net Income” means, for any period, the aggregate of the net income (or loss) of the Company and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded from any calculation of Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or another Subsidiary of the Company during such period; (ii) the net income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; (iii) all extraordinary gains and extraordinary losses, merger related expenses and one-time expenses, cash or noncash, relating to restructuring efforts; and (iv) all gains and losses from discontinued operations.

“Currency, Interest Rate or Commodity Agreements” means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks; it being understood, for purposes of this definition, that the term “energy” shall include, without limitation, coal, gas, oil and electricity.

“Distribution” means any distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of membership interests of the Company, excluding any contract adjustment payments under contracts to purchase equity interests of the Company, Parent or any of its affiliates (which equity interest was not held as an asset of the Company) entered into in connection with the issuance of any Permitted Debt.

An “Event of Default” shall occur with respect to the Company if:

i.   default in the performance, or breach, of any covenant or obligation of the Company in this Section 7.3 for a period of 30 days;

ii.   default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed by the Company, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed

Money of the Company or any Significant Subsidiary, if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to the Company which default for payment of principal is in an aggregate principal amount exceeding $25 million (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended by the holders of such indebtedness, provided that at the time such payment default is remedied, cured or waived the Event of Default hereunder by reason thereof shall be deemed likewise to have been remedied, cured or waived;

iii.   a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or ordering the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries, and in each case such decree or order shall remain unstayed and in effect for a period of 180 consecutive days; or

iv.   the Company or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors.

“Excluded Subsidiary” means any Subsidiary of the Company:

i.   in respect of which neither the Company nor any Subsidiary of the Company (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the Subsidiaries of which are all Excluded Subsidiaries; and

ii.   which has been designated as such by the Company.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Group” means the Company and its Subsidiaries and “member of the Group” shall be construed accordingly.

“Indebtedness” means, with respect to the Company or any of its Subsidiaries at any date of determination (without duplication): (i) all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn), (ii) all obligations in respect of letters of credit (including reimbursement obligations with respect thereto), (iii) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (iv) all Capitalized Lease Obligations, (v) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of the Company or any of its Subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of the secured indebtedness, (vi) all indebtedness of other persons of the types specified in the preceding clauses (i) through (v), to the extent such indebtedness is guaranteed by the Company or any of its Subsidiaries, and (vii) to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements.  The amount of Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (i) through (vii) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indebtedness For Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for (i) money borrowed, (ii) payment obligations under or in respect of any trade acceptance or trade acceptance credit, or (iii) any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash (including, without limitation, Permitted Debt); provided, however, in each case, that such term shall exclude (a) any indebtedness relating to any accounts receivable securitizations, (b) any Indebtedness to be secured by Liens, (c) any Preferred Securities which are issued and outstanding on the effective date of this Agreement or any extension, renewal, or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced, and (d) any Preferred Securities issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which is issued and outstanding on the effective date of this Agreement, for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

“Interest Coverage Ratio” means, with respect to the Company on any Measurement Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Measurement Date to (ii) the aggregate Consolidated Interest Expense during such four fiscal quarters.

“Leverage Ratio” means the ratio of Consolidated Debt to Total Capital (as defined herein), calculated on the basis of the most recently available consolidated balance sheet of the

Company and its consolidated Subsidiaries (provided that such balance sheet is as of a date not more than 60 days prior to a Measurement Date) prepared in accordance with GAAP.

“Lien” means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term “Lien” shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in the title thereto.

“Measurement Date” means the record date for any Distribution.

“Parent” shall mean any entity which owns directly or indirectly, 10% or more of the membership interests of the Company.

“Permitted Debt” means Indebtedness for Borrowed Money issued in connection with a contract or contracts to purchase from the Company equity interests in the Company, Parent or any affiliate of Parent (which equity interest was not held as an asset of the Company) for an aggregate amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money.

“Preferred Securities” means, without duplication, any trust preferred or preferred securities or related debt or guaranties of the Company or any of its Subsidiaries.

“Project Finance Debt” means:

i.   any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

ii.   any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(A)   recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

(B)   recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like, or other investor in the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or

(C)   recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

“Total Capital” of any Person means, as of any date, the sum (without duplication) of (a) Indebtedness for Borrowed Money, (b) preferred stock and Preferred Securities of such Person and its consolidated Subsidiaries, (c) consolidated equityholder’s equity of such Person and its consolidated Subsidiaries (excluding any preferred stock in stockholder’s equity) and (d) any excess of the value of the Company’s assets acquired by Parent over the book value of such assets.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1  Amendment.  This Agreement may be changed, modified or amended only by an instrument in writing duly executed by the Member.

Section 8.2  Severability.  Every provision in this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 8.3  Binding Effect; No Third-Party Beneficiaries.  This Agreement is binding on and inures to the benefit of the Member and its respective heirs, legal representatives, successors and assigns.  Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.

Section 8.4  Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this

Agreement and the application of that provision to other persons or circumstances is not affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

Section 8.5  Ethics and Compliance Charter.   The Company adopts the AES Corporation Ethics and Compliance Program Charter, including any future revisions, amendments, or additions, and will take appropriate action to implement the general elements of the AES ethics and compliance program described therein.

Section 8.6  Counterparts; Electronic Signature.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or electronic transmission will be effective as delivery of a manually executed counterpart of this Agreement.  Each of the parties hereto agree that an electronic signature, whether digital or encrypted, of a party included in this Agreement is intended to authenticate this Agreement and to have the same force and effect as a manual signature.  Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures and DocuSign signatures pursuant to the Ohio Uniform Electronic Transactions Act (R.C. 1306.01 et seq.) as amended from time to time.

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, have executed this Agreement on this 3rd day of April, 2025.

MEMBER:

AES DPL HOLDINGS, LLC

By: /s/ Brian Hylander
Name: Brian Hylander
Title: Assistant Secretary

COMPANY:

DPL LLC

By: /s/ Gustavo Garavaglia
Name: Gustavo Garavaglia
Title: Vice President and Chief Financial Officer

[Signature Page to Operating Agreement of DPL LLC]

Exhibit A

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE.  SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THIS CERTIFICATE EVIDENCES AN INTEREST IN DPL LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF OHIO, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

CERTIFICATE FOR MEMBERSHIP INTEREST
DPL LLC

Certificate No. ____

The undersigned, as an authorized person on behalf of DPL LLC, an Ohio limited liability company (the “Company”), hereby certifies that [INSERT MEMBER NAME], a [INSERT STATE AND ENTITY FORM], is the holder of [INSERT PERCENTAGE INTEREST] percent ([XX]%) membership interest in the Company (the “Membership Interest”).

This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Operating Agreement of the Company, effective as of __________ ___, 2025, as amended and restated from time to time (the “Agreement”) (a copy of which is on file at the principal office of the Company).  All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.  Any such transfer will be valid only upon delivery of this Certificate, together with an assignment in a form sufficient to convey an interest in a limited liability company pursuant to the Ohio Limited Liability Company Act, as it may be amended and in effect from time to time, or any successor statute thereto, duly executed, to the transferee of the Membership Interest.

Dated: ____________________

DPL LLC

By: ______________________________________________________

Name:

Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby assigns, conveys, sells and transfers unto

(Please insert taxpayer identification number of the assignee)	(Please print name and address)

all rights and interest of the Assignor in DPL LLC, an Ohio limited liability company (the “Company”), represented by this Certificate and irrevocably constitutes and appoints _____________________ as its attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Company.

Dated:	[INSERT MEMBER NAME]

By:
Name:

Title: